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                                                                  Exhibit (h)6.2

February 25, 2003

Mr. Mark E. Swanson
Treasurer
Frank Russell Investment Company
909 A Street
Tacoma, WA  98402

RE:  Frank Russell Investment Company Fund of Funds

Dear Mark:

Reference is hereby made to those Special Servicing Agreements, each dated as of February 8, 1999 (except the Agreement with the Tax-Managed Global Equity Fund which is dated as of August 23, 1999) (the "Agreements"), among certain Underlying Funds (as that term is defined in the Agreements) of Frank Russell Investment Company ("FRIC"), Frank Russell Investment Management Company ("FRIMCo"), as adviser and administrator to FRIC and each of the following FRIC
Funds: Equity Aggressive Strategy Fund, Aggressive Strategy Fund, Balanced Strategy Fund, Moderate Strategy Fund, Conservative Strategy Fund and Tax-Managed Global Equity (the "Funds").

FRIMCO agrees to pay, until February 29, 2004, all Expenses (as that term is defined in the Agreements) of the Funds not paid by the Underlying Funds pursuant to Section 2 of the Agreements.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

FRANK RUSSELL INVESTMENT
 MANAGEMENT COMPANY

By:   /s/ Leonard P. Brennan
   -----------------------------------------
   Leonard P. Brennan
   President

Accepted and Agreed:

FRANK RUSSELL INVESTMENT COMPANY

By:   /s/ Mark E. Swanson
   -----------------------------------------
   Mark E. Swanson
   Treasurer